Exhibit 3.1

FREYR Battery
Société anonyme
Siège social : 22-24, Boulevard Royal, L-2449 Luxembourg
R.C.S. Luxembourg B251199

STATUTS COORDONNES AU 20 DECEMBRE 2022

Article 1. Form, Name
There exists among the shareholders and all those who may become owners of the Shares hereafter a company in the form of a société anonyme, under the name of “FREYR Battery” (the "Company").
Article 2. Duration
The Company is established for an undetermined duration.
Article 3. Registered office
3.1The Company has its registered office in the City of Luxembourg, Grand-Duchy of Luxembourg.
3.2Within the same municipality, the registered office may be transferred by means of a decision of the Board of Directors. It may be transferred to any other municipality in the Grand Duchy of Luxembourg by means of a decision of the Board of Directors (in which case the Board of Directors shall have the power to amend these Articles accordingly) or a resolution of the General Meeting, adopted in the manner required for an amendment of these Articles.
3.3The Company may have offices and branches, both in Luxembourg and abroad.
3.4In the event that the Board of Directors determines that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, or with the ease of communications between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company.
Article 4. Purpose, Object
4.1The object of the Company is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies, or other entities or enterprises, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes and other securities or rights of any kind including interests in partnerships, and the holding, acquisition, disposal, investment in any manner (in), development, licensing or sub licensing of, any patents or other intellectual property rights of any nature or origin as well as the ownership, administration, development and management of its portfolio. The Company may carry out its business through branches in Luxembourg or abroad.
4.2The Company may borrow in any form and proceed to a private or public issue of shares, bonds, convertible bonds and debentures or any other securities or instruments it deems fit.
4.3In a general fashion it may grant assistance (by way of loans, advances, guarantees or securities or otherwise) to companies or other enterprises in which the Company has an interest or which form part of the group of companies to which the Company belongs or any entity as the Company may deem fit, take any controlling, management, administrative and/or supervisory measures and carry out any operation which it may deem useful in the accomplishment and development of its purposes.
4.4The Company may perform all commercial, technical and financial or other operations, connected directly or indirectly in all areas in order to facilitate the accomplishment of its purpose.
4.5Finally, the Company may conduct, or be involved in any way in, directly or indirectly, the
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development, financing, construction and operation of batteries and/or battery cells, as well as the production of any materials required for battery cell manufacturing, and sales of batteries and/or battery cells into markets including but without limitation, electric mobility, energy storage systems as well as marine and aviation applications and any related or connected activity.
Article 5. Share capital
5.1Issued Share Capital
The Company has an issued share capital of one hundred thirty-nine million eight hundred fifty-three thousand six hundred four US Dollars (USD 139,853,604) represented by a total of one hundred one hundred and thirty-nine million eight hundred and fifty-three thousand six hundred and four (139,853,604) fully paid ordinary shares (the “Ordinary Shares”) without nominal value with such rights and obligations as set forth in the present Articles.
5.2Authorised Share Capital
5.2.1The authorised share capital of the Company (including the issued share capital other than the Initial Shares) is set at two hundred forty-five million US Dollars (USD 245,000,000) to be represented by two hundred forty-five million (245,000,000) Ordinary Shares without nominal value.
5.2.2The authorised un-issued share capital (and any authorisation granted to the Board of Directors in relation thereto) shall be valid for a period ending on the date which falls five years after the publication in the RESA of the extraordinary general meeting of shareholders of the Company held on 20 May 2021.
5.2.3The Board of Directors, or any delegate(s) duly appointed by the Board of Directors, may from time to time, during the period referred to in Article 5.2.2, issue Ordinary Shares (or any rights, securities or other entitlement to Ordinary Shares (including but not limited to convertible bonds or notes, warrants and options)) as it determines within the limits of the authorised un-issued share capital against contributions in cash, contributions in kind or by way of incorporation of available reserves and as dividends or other distributions whether in lieu of cash dividend or other distribution payments or otherwise, at such times and on such terms and conditions, including the issue price, and to such person(s) as the Board of Directors or its delegate(s) may in its or their discretion resolve, without reserving any preferential or pre- emptive subscription rights to existing Shareholders (including in case of issue of shares by way of incorporation of reserves). The Board of Directors is authorised during the period referred to in Article 5.2.2. to waive, suppress or limit any preferential or pre-emptive subscription rights of existing Shareholders to the extent the Board of Directors deems such waiver, suppression or limitation advisable for any issue or issues of Ordinary Shares (or any rights, securities or other entitlement to Ordinary Shares) within the authorised (un-issued) Share capital.
In addition, the Board of Directors may allocate, within the limits of the authorised share capital, existing Shares or new Shares, including free of charge, to directors, officers and staff members of the Company or of companies or other entities in which the Company holds directly or indirectly at least 10 per cent of the capital or voting rights. The authorisation granted in this clause shall by operation of law, operate as a waiver by existing Shareholders of their preferential subscription right for the benefit of the recipients of such Shares allotted free of charge. The Board of Directors may determine the terms and conditions of such allocation, which may comprise a period after which the allocation is final and a minimum holding period during which the recipients must retain the Shares.
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5.2.4Upon an issue of Ordinary Shares within the authorised share capital the Board of Directors shall cause Article 5.1 to be amended accordingly.
5.3The issued and/or authorised unissued capital of the Company may be increased, reduced, amended or extended one or several times by a resolution of the General Meeting of Shareholders adopted in compliance with the quorum and majority rules applicable to the amendment of these Articles.
5.4The Company may not issue fractional Shares and no fractions of Shares shall exist at any time. The Board of Directors shall however be authorised at its discretion to provide for the payment of cash or the issuance of scrip in lieu of any fraction of a Share.
5.5The Company or its subsidiaries may proceed to the purchase or repurchase of its own Shares and may hold Shares in treasury, each time subject to the conditions and within the limits laid down by law and it may proceed to the cancellation of all or part of the Shares held in treasury and the Board of Directors is authorised to record such cancellation and if it deems fit the corresponding reduction of share capital in the Articles.
5.6Any share premium paid on the issue of Shares shall be freely distributable in accordance with the provisions of these Articles.
5.7Redemption of Initial Shares
5.7.1The Initial Shares are redeemable at any time by the Company pursuant to these Articles upon a decision of the Board of Directors or any delegate(s) duly appointed by the Board of Directors subject to the Company retaining at least the minimum share capital provided for by law. The Initial Shares shall be redeemed at a price equal to their par value. Initial Shares so redeemed shall be cancelled and the share capital of the Company may be reduced accordingly. The Board of Directors shall record such cancellation in the present Articles and remove the entirety of this Article 5.7 and any other reference to the Initial Shares from these Articles.
5.7.2Following the redemption of the Initial Shares, their holder(s) shall cease to be shareholders in the Company with respect to the Initial Shares, except for the right to payment of the redemption price referred to in Article 5.7.1, and shall have no further right against the Company under the Initial Shares.
5.7.3Payment of the redemption price shall be made by the Company to the bank account indicated by the Shareholder(s) concerned. In the event the Shareholder(s) concerned does/do not indicate a bank account to which the redemption price due to it shall be transferred, the Company may either deposit such amount to an account opened for such purpose or send a cheque for such amount to the last address of such Shareholder(s) appearing in the register of Shares or known to the Company, each time at the sole risk and cost of the relevant Shareholder(s).
Article 6. Shares
6.1Shares of the Company are in registered form only.
6.2A register of Shares will be kept by the Company. Ownership of registered Shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to Article 6.3, such separate register. Without prejudice to the conditions for transfer by book entry in the case provided for in Article 6.6 or as the case may be, applicable law, a transfer of registered Shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorised representatives. The Company
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may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.
6.3The Company may appoint registrars in different jurisdictions who will each maintain a separate register for the registered Shares entered therein and the holders of Shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register. The Board of Directors may however impose transfer restrictions for Shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept at the Company's registered office may always be requested.
6.4Subject to the provisions of Article 6.6, the Company may consider the person in whose name the registered Shares are registered in the register(s) of Shareholders as the full owner of such registered Shares. Each holder of registered Shares shall provide a postal address to which all notices or announcements from the Company may be sent. In the event a holder does not provide such address, the Company may permit a notice to this effect to be entered into the register(s) of Shareholders and such holder's address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder. The holder may, at any time, change his address as entered in the register(s) of Shareholders by means of written notification to the Company or the relevant register. A holder of registered Shares may also elect in writing to receive all notices or announcements of the Company via e-mail in which case the holder shall also provide the Company with an e-mail address. In such case, all notices or announcements may be validly made to such e-mail address. A holder may cancel such election by sending a notice to this effect to the Company. Such election or cancellation shall be effective at the latest five (5) Luxembourg bank business days after receipt by the Company of the relevant notice.
6.5The Board of Directors may decide that no entry shall be made in the register(s) of Shareholders and no notice of a transfer shall be recognised by the Company or a registrar during the period starting on the fifth (5) business day before the date of a General Meeting and ending at the close of that General Meeting, unless the Board of Directors sets a shorter time limit or unless otherwise mandatorily required by law.
6.6Where Shares are recorded in the register(s) of Shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional securities depositary or any other depositary (such systems, professionals or other depositaries being referred to hereinafter as “Depositaries”) or of a sub-depositary designated by one or more Depositaries, the Company - subject to having received from the Depositary with whom those Shares are kept in account a certificate or confirmation in proper form - will permit those persons to exercise the rights attached to those Shares, including admission to and (to the extent the relevant Shares carry voting rights) voting at General Meetings. The Board of Directors may determine the formal requirements with which such certificates must comply. Notwithstanding the foregoing, the Company may make dividend payments and any other payments in cash, Shares or other securities only to the Depositary or sub-depositary recorded in the register(s) or in accordance with its instructions, and such payment will effect full discharge of the Company's obligations.
6.7All communications and notices to be given to a registered Shareholder shall be deemed validly made to the latest postal address or, if applicable, e-mail address communicated by the Shareholder to the Company.
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Article 7. Voting of shares
Each Share shall carry one vote unless otherwise provided for by these Articles or by law.
Article 8. Management of the Company – Board of Directors
8.1The Company shall be managed by a Board of Directors which is vested with the broadest powers to manage the business of the Company and to authorise and/or perform all acts of disposal, management and administration falling within the purposes of the Company. The Board of Directors in particular (but without limitation) determines the strategy of the Company and its group.
8.2All powers not expressly reserved by the law or by the Articles to the General Meeting shall be within the competence of the Board of Directors.
8.3Except as otherwise provided herein or by law, the Board of Directors of the Company is authorised to take such action (by resolution or otherwise) and to adopt such provisions as shall be necessary, appropriate, convenient or deemed fit to implement the purpose of the Company.
Article 9. Composition of the Board of Directors
9.1The Company shall be managed by a Board of Directors composed of no less than eight (8) Directors who may but do not need to be Shareholders of the Company.
9.2The Directors are appointed by the General Meeting of Shareholders for a period not exceeding six (6) years and until their successors are elected; provided however that any one or more of the Directors may be removed with or without cause (ad nutum) by the General Meeting of Shareholders by a simple majority of the votes cast at a General Meeting of Shareholders. The General Meeting shall ratify the compensation of the Directors.
9.3In the event of a vacancy in the office of a Director because of death, retirement, resignation, dismissal, removal or otherwise, the remaining Directors appointed by a General Meeting may fill such vacancy by simple majority vote and appoint a successor to act until the next General Meeting of Shareholders.
9.4(A) Unless otherwise determined by the Board of Directors, candidates for election to the Board must provide to the Company, (i) a written completed questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Company upon written request), (ii) such information as the Company may request including without limitation as may be required, necessary or appropriate pursuant to any laws or regulation applicable to the Company (including any rules, policies or regulation of any securities market where Shares of the Company are listed or trading) and (iii) the written representation and undertaking that such person is in compliance, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the Company or under applicable law that are applicable to Directors. (B) Any candidate to be considered must comply as to his/her qualification and affiliations with any laws, regulations, rules or policies applicable to the Company (including any rules, policies or regulation of any securities market where Shares of the Company are listed or admitted to trading).
9.5Any proposal by Shareholder(s) (the “Nominating Shareholder(s)”), of candidate(s) for election to the Board of Directors by the General Meeting (a “Proposal”) must be (i) made by one or more Shareholders who together hold at least ten percent (10%) of the subscribed share capital of the Company
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and (ii) received by the Company in writing pursuant to the provisions set forth hereafter, unless otherwise expressly provided by mandatory law:
9.5.1Notice of Candidates – Timing
Any Proposal must be made to the Company by timely written notice by the Nominating Shareholder(s) (the “Notice of Candidates”). To be timely, the Notice of Candidates must be received at the registered office of the Company by the following dates prior to the relevant General Meeting where the election of members to the Board is on the agenda:
(i)in the case of a Proposal for election to the Board at an annual General Meeting, not less than ninety (90) days and no more than one hundred and twenty (120) days prior to the one (1) year anniversary of the first mailing of the notice relating to the preceding year’s annual General Meeting; provided that, in the event the date of such annual General Meeting is advanced by more than thirty (30) days prior to, or delayed by more than thirty (30) days after, the one (1) year anniversary of the previous year’s annual General Meeting, the Notice of Candidates must be received in writing by the Company not earlier than the close of business (local time, CET) on the one hundred and twentieth (120th) day prior to such annual General Meeting and not later than the close of business (CET) on the later of the ninetieth (90th) day prior to such annual General Meeting and the tenth (10th) day following the day on which the first public announcement of such (advanced or delayed) annual General Meeting is made;
(ii)in the case of a Proposal for election to the Board at a General Meeting other than the annual General Meeting (it being understood that such Proposal is only admissible if the election of members to the Board is referenced as an agenda item of such General Meeting), the Notice of Candidates in writing must be received by the Company not earlier than the close of business (local time, CET) on the one hundred and twentieth (120th) day prior to such General Meeting and not later than the close of business (CET) on the later of the ninetieth (90th) day prior to such General Meeting and the tenth (10th) day following the day on which the first public announcement of such General Meeting is made.
(iii)An adjournment, postponement or deferral, or announcement of an adjournment, postponement or deferral, of an annual or other General Meeting will not commence a new time period (or extend any time period) for the receipt of a Notice of Candidates by the Company.
9.5.2The Notice of Candidates must at least include the following information or evidence:
(i)the name and record address of each Nominating Shareholder;
(ii)a representation that each Nominating Shareholder is a holder of Shares of the Company and intends to appear in person or by proxy at the General Meeting to make the Proposal, and the evidence of such Nominating Shareholder's holding of Shares;
(iii)the written consent of the candidate contained therein to being named as a candidate for the election to the Board and in any announcement, proxy statement or other document, and to serve as a Director of the Company if elected;
(iv)the information under Article 9.4 as to the candidate named therein and evidence that the candidate named therein complies with the provisions of Article 9.4(B); and the written representation by the Nominating Shareholder(s) and by the candidate contained therein that such information and evidence is true, correct and up to date;
(v)the written undertaking by the candidate to promptly provide such further information and/
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or evidence as may be required by the Company pursuant to Article 9.4;
(vi)the written undertaking by the Nominating Shareholder(s) to provide the Company promptly with any information or evidence reasonably requested by the Company in order for the Company to comply with any laws, regulations, rules or policies applicable to the Company (including any rules, policies or regulation of any securities market where Shares of the Company are listed or trading).
9.5.3If the Nominating Shareholder(s) (or a qualified representative thereof) does not appear at the applicable General Meeting to make the Proposal, such Proposal shall be disregarded, notwithstanding that proxies in respect thereof may have been received by the Company.
Article 10.    Chairperson
10.1The Board of Directors shall, to the extent required by law and otherwise may, appoint the chairperson (the “Chairperson”) of the Board of Directors amongst its members. The Chairperson shall preside over all meetings of the Board of Directors and of Shareholders. In the absence of the Chairperson, an ad hoc chairperson elected by the Board shall chair the relevant meeting.
10.2In case of a tie, neither the person chairing the meeting nor any other Board member shall have a casting (tie breaking) vote.
Article 11.    Board Proceedings
11.1The Board of Directors shall meet upon call by (or on behalf of) the Chairperson or any two (2) Directors.
11.2Notice of any meeting of the Board of Directors must be given by letter, telephone, facsimile transmission or e-mail to each Director at least seven (7) days before the meeting, except in the case of an emergency. No convening notice shall be required for meetings held pursuant to a schedule previously approved by the Board and communicated to all Board members. A meeting of the Board may also be validly held without convening notice to the extent the Directors present or represented do not object and those Directors not present or represented (other than conflicted Directors) have waived the convening notice in writing, fax, email or otherwise.
11.3Any Director may act at any meeting of the Board of Directors by appointing in writing by letter or by cable, telegram, facsimile transmission or e-mail another Director as his proxy. A Director may not represent more than one of the Directors.
11.4The duly convened meeting of the Board of Directors shall be duly constituted and may validly deliberate if a majority of all Directors in office (and entitled to vote) is present or represented. Resolutions put to the vote shall be passed only if approved by a simple majority of affirmative votes of the Directors present or represented (and entitled to vote).
11.5Meetings of the Board of Directors may be validly held at any time and in all circumstances by means of telephonic conference call, videoconference or any other means which allow the identification of the relevant Director and which permit the participants to communicate with each other. A Director attending in such manner shall be deemed present at the meeting for as long as he is connected.
11.6The Board of Directors may also in all circumstances with unanimous consent of those Directors entitled to vote pass resolutions by circular means and written resolutions signed by all members of the Board of Directors entitled to vote will be as valid and effective as if passed at a meeting duly
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convened and held. Such signatures may appear on a single document or multiple copies of an identical resolution and may be evidenced by letters, cables, facsimile transmission or e-mail.
11.7The minutes of any meeting of the Board of Directors (or copies or extracts of such minutes which may be produced in judicial proceedings or otherwise) shall be signed by the Chairperson of the Board, the ad hoc chairperson of the relevant meeting or by any two (2) Directors or as resolved at the relevant Board meeting or any subsequent Board meeting. Minutes or resolutions of the Board (or copies or extracts thereof) may further be certified by the secretary of the Board.
Article 12.    Delegation of power, committees, secretary
12.1The Board may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business, to individual Directors or other officers or agents of the Company (with power to sub-delegate). In addition the Board of Directors may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business to an executive or other committee as it deems fit. The Board of Directors shall determine the conditions of appointment and dismissal as well as the remuneration and powers of any such person or persons so appointed.
12.2The Board of Directors shall establish an audit and risk committee, a compensation committee and a nomination and corporate governance committee for which it shall appoint the members, determine the powers and authorities as well as the procedures and such other rules as may be applicable thereto. The compensation committee and the nomination and corporate governance committee may (but do not need to) constitute a single committee. In addition thereto, the Board of Directors may (but shall not be obliged to unless required by law) establish one or more additional committees for which it shall, if one or more of such committees are set up, appoint the members, determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto. Each committee shall include such number of members who are Independent Directors, and shall be chaired by an Independent Director, as and if required by the rules, policies or regulations of any securities market on which the Shares of the Company are listed or trading and which are applicable to the Company.
12.3The Board of Directors may appoint a secretary of the Company who may but does not need to be a member of the Board of Directors and determine his/her responsibilities, powers and authorities.
Article 13.    Binding Signature
The Company will be bound by the joint signatures of any two (2) Directors or by the sole or joint signatures of any persons to whom such signatory power shall have been delegated by the Board of Directors. For the avoidance of doubt, for acts regarding the daily management of the Company, the Company will be bound by the sole signature of its Chief Executive Officer or any person or persons to whom such signatory power is delegated by the Board of Directors (with or without power of substitution).
Article 14.    Liability of the Directors
14.1The Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties.
14.2Subject to the exceptions and limitations listed below, every person who is, or has been, a director or officer of the Company or a direct or indirect Subsidiary of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably
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incurred or paid by him in connection with any claim, action, suit or proceeding which he or she becomes involved as a party or otherwise by virtue of his or her being or having been such director or officer and against amounts paid or incurred by him or her in the settlement thereof. The words "claim", "action", "suit" or "proceeding" shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words "liability" and "expenses" shall include without limitation attorneys' fees, costs, judgments, amounts paid in settlement and other liabilities.
14.3No indemnification shall be provided to any director or officer of the Company or a direct or indirect Subsidiary of the Company:
14.3.1Against any liability to the Company or its Shareholders by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office;
14.3.2With respect to any matter as to which he/she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company (or as the case may be the relevant subsidiary); or
14.3.3In the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board.
14.4The Company may, to the fullest extent permitted by law, purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit, or surety bond on behalf of a director or officer of the Company or a direct or indirect Subsidiary of the Company against any liability asserted against him/her or incurred by or on behalf of him/her in his/her capacity as a director or officer of the Company or a direct or indirect Subsidiary of the Company.
14.5The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer of the Company or a direct or indirect Subsidiary of the Company may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification provided herein is not exclusive and nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law.
14.6Expenses in connection with the preparation and representation of a defence of any claim, action, suit or proceeding of the character described in this Article shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he/she is not entitled to indemnification under this Article.
Article 15.    Conflicts of Interest
15.1No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the Directors or officers of the Company is financially interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm. Any Director or officer who serves as a director, officer or employee or otherwise of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm only, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.
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15.2In the case of a conflict of interest of a Director, such Director shall indicate such conflict of interest to the Board and shall not deliberate or vote on the relevant matter. Any conflict of interest arising at Board level shall be reported to the next General Meeting of Shareholders before any resolution is put to vote.
Article 16.    Meetings of the Shareholders of the Company
16.1Any regularly constituted General Meeting shall represent the entire body of Shareholders. It shall have the broadest powers to order, carry out or ratify acts relating to all the operations of the Company.
16.2The annual General Meeting shall be held, in accordance with Luxembourg law, in Luxembourg at the address of the registered office of the Company or at such other place in Luxembourg as may be specified in the convening notice of the meeting within six (6) months of the end of the previous financial year.
16.3The annual General Meeting may be held abroad if, in the absolute and final judgment of the Board, exceptional circumstances so require.
16.4Other General Meetings may be held at such place and time as may be specified in the respective convening notices of the meeting. Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting.
16.5General Meetings shall be convened in accordance with the provisions of law. If all of the Shareholders are present or represented at a general meeting of Shareholders, the General Meeting may be held without prior notice or publication.
16.6Proposals from Shareholders for any General Meeting, excluding Proposals pursuant to Article 9.5 and including, as to in particular without limitation regarding agenda items, resolutions or any other business, may only be made in compliance with the Company Law and these Articles and will only be accepted by the Company if required by the Company Law and these Articles.
16.7The Board of Directors may determine a date preceding the General Meeting as the record date for admission to, and voting any Shares at, the General Meeting (the “GM Record Date”). If a GM Record Date is determined for the admission to and voting at a General Meeting only those persons holding Shares on the GM Record Date may attend and vote at the General Meeting (and only with respect to those Shares held by them on the GM Record Date).
16.8Where, in accordance with the provisions of Article 6.6 of the present Articles, Shares are recorded in the register(s) of Shareholders in the name of a Depositary or sub-depositary of the former, the certificates provided for in Article 6.6 must be received by the Company (or its agents as set forth in the convening notice) no later than the day determined by the Board. Such certificates must (unless otherwise required by applicable law) certify, in case a GM Record Date has been determined, that the Shares were held for the relevant person on the GM Record Date.
16.9Proxies for a General Meeting must be received by the Company (or its agents) by the deadline determined by the Board, provided that the Board of Directors may, if it deems so advisable
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amend these periods of time for all Shareholders and admit Shareholders (or their proxies) who have provided the appropriate documents to the Company (or its agents as aforesaid) to the General Meeting, irrespective of these time limits.
16.10The Board of Directors shall adopt all other regulations and rules concerning the attendance to the General Meeting, and availability of access cards, proxy forms and/or voting forms in order to enable Shareholders to exercise their right to vote.
16.11Any Shareholder may be represented at a General Meeting by appointing as his or her proxy another person, who need not be a Shareholder.
16.12The Board of Directors may suspend the voting rights of Shareholders who are in default of their obligations under the Articles or their deed of subscription or commitment.
16.13Holders of notes or bonds or other securities issued by the Company (if any) shall not, unless compulsorily otherwise provided for by law, be entitled to assist or attend General Meetings or receive notice thereof.
Article 17.    Quorum and majority, and amendment of the Articles
17.1At any General Meeting of Shareholders other than a General Meeting convened for the purpose of amending the Company's Articles of Incorporation or voting on resolutions whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation, no presence quorum is required and resolutions shall be adopted, irrespective of the number of Shares represented, by a simple majority of votes validly cast.
17.2At any extraordinary General Meeting of Shareholders for the purpose of amending the Company's Articles of Incorporation or voting on resolutions whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation, the quorum shall be at least one half of the issued Shares of the Company (other than Shares held by or on behalf of the Company or a direct Subsidiary). If such quorum is not present, a second General Meeting may be convened at which there shall be no quorum requirement (subject to the provisions of Article 17.3). Resolutions amending the Company's Articles of Incorporation or whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation shall only be validly passed by a two thirds (2/3) majority of the votes validly cast at any such General Meeting, save as otherwise provided by law or the Articles (including in particular Article 17.3).
17.3Any resolutions for the amendment of Articles 9.4, 9.5 and the present Article 17.3 (and any cross references thereto) shall only be validly passed by the favourable vote of a three quarters (3/4) majority of the Shares in issue and entitled to vote.
Article 18.    Accounting Year
The accounting year of the Company shall begin on first of January and shall terminate on the thirty- first of December of each year.
Article 19.    Independent Auditor(s)
19.1The annual accounts and consolidated accounts shall be audited, and the consistency of the management report with those accounts verified, by one or more independent auditors (réviseurs d'entreprises agréés) appointed by the General Meeting for a period not exceeding three (3) years.
19.2The independent auditor(s) may be re-elected.
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19.3They shall record the result of their audit in the reports required by law.
Article 20.    Distributions
20.1From the annual net profits of the Company, five per cent (5%) shall be allocated to a non distributable reserve as required by law. This allocation shall cease to be required as soon as, and as long as, such reserve amounts to ten per cent (10%) of the issued share capital of the Company.
20.2The General Meeting of Shareholders shall determine how the annual results of the Company will be disposed of in accordance with the provisions of the present Articles. The General Meeting of Shareholders may resolve to distribute any distributable net profits, reserves and/or share premium.
20.3Interim distributions (including for the avoidance of doubt, interim dividends) may be declared and paid (including by way of staggered payments) by the Board of Directors (including out of any share premium or other capital or other reserves) subject to observing the terms and conditions provided by law either by way of a cash distribution or by way of an in kind distribution (including Shares).
20.4The distributions declared may be paid in United States Dollars (USD) or any other currency selected by the Board of Directors and may be paid at such places and times as may be determined by the Board of Directors (subject to the resolutions of the General Meeting of Shareholders). The Board of Directors may make a final determination of the rate of exchange applicable to translate distributions of funds into the currency of their payment. Distributions may be made in specie (including by way of Shares).
20.5In the event it is decided by the General Meeting or the Board (in the case of interim distributions declared by the Board or otherwise), that a distribution be paid in Shares or other securities of the Company, the Board of Directors may exclude from such offer such Shareholders it deems necessary or advisable due to legal or practical problems in any territory or for any other reasons as the Board may determine.
20.6A distribution declared but not paid (and not claimed) on a Share after five years cannot thereafter be claimed by the holder of such Share and shall be forfeited by the holder of such Share, and revert to the Company. No interest will be paid on distributions declared and unclaimed which are held by the Company on behalf of holders of Shares.
Article 21.    Liquidation
In the event of the dissolution of the Company for whatever reason or at whatever time, the liquidation will be performed by liquidators or by the Board of Directors then in office who will be endowed with the powers provided by articles 1100-4 et seq. of the Company Law. Once all debts, charges and liquidation expenses have been met, any balance resulting shall be paid to the holders of Shares in the Company in accordance with the provisions of these Articles.
Article 22.    Definitions

Articles or Articles of Incorporation	Means the present articles of incorporation of the Company as amended from time to time;
Board or Board of Directors	Means the Board of Directors (conseil d’administration) of the Company;
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Company Law	Means the law of 10th August 1915 on commercial companies as amended (and any replacement law thereof);
Director	Means a member of the Board of Directors;
Independent Director
Means a Director that qualifies as independent under the rules of the New York Stock Exchange and/or under the rules, policies or regulation of any other securities market where Shares of the Company are listed or trading and which are applicable to the Company;

General Meeting	Means the general meeting of Shareholders;
RESA	Means the Luxembourg electronic legal gazette (Recueil des Sociétés et Associations);
Shareholder	Means a duly registered holder of Shares of the Company;
Shares	Means the Initial Shares, the Ordinary Shares and any other shares (actions) of the Company; and
Subsidiary
Means a company of the type referred to in Article 430-23 (1) of the Company Law in which the Company directly or indirectly holds a majority of the voting rights or on which it can directly or indirectly exercise a dominant influence.

Article 23.    Applicable law
23.1For all matters not governed by the Articles, the parties refer to the provisions of the Company Law.
23.2All disputes which may arise during the duration of the Company or upon its liquidation between Shareholders, between Shareholders and the Company, between Shareholders and Directors or liquidators, between Directors and liquidators, between Directors or between liquidators of the Company on account of company matters shall be subject to the jurisdiction of the competent courts of the registered office. To this end, any Shareholder, Director or liquidator shall be bound to have an address for service in the district of the court for the registered office and all summonses or service shall be duly made to that address for service, regardless of their actual domicile; if no address for service is given, summonses or service shall be validly made at the Company’s registered office.
23.3The foregoing provisions do not affect the Company’s right to bring proceedings against the Shareholders, Directors or liquidators of the Company in any other court having jurisdiction on some other ground and to carry out any summonses or service by other means apt to enable the defendant to defend itself.
23.4Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the Unites States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 and the Securities Exchange Act of 1934.

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Transitory Provisions
Article 24.    Introduction
24.1Notwithstanding any other provision of the Articles, the transitory provisions reflected in Article 25 shall apply during the period commencing on the date of completion of the Cayman Merger (the “Cayman Merger Effectiveness Date”) and terminate upon the first to occur thereafter of the consummation of any Business Combination and the distribution of the Fund pursuant to such Article.
24.2Notwithstanding any other provision of the Articles, the transitory provisions reflected in Article 24, Article 26 and Article 27 shall apply during the period commencing on the date of the extraordinary general meeting of shareholders of the Company held on 15 June 2021 and terminate on the date of termination set out in Article 24.1.
24.3In the event of a conflict between these transitory provisions reflected in Articles 24 to 27 and the Articles, these transitory provisions shall prevail.
24.4Upon the consummation of the Cross-Border Merger (as defined below), these transitory provisions reflected in Articles 24 to 27 shall no longer apply and be cancelled and be removed from these Articles.
Article 25.    Business combination
25.1Definitions:
25.1.1“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the target business), which Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Fund) at the time of the agreement to enter into a Business Combination which time may be before the date of the Cayman Merger Effectiveness Date.
25.1.2“Cayman Merger” means the tripartite Cayman law governed merger pursuant to which Alussa Energy Acquisition Corp (“Alussa”), a Cayman Islands exempted company will merge with and into Adama Charlie Sub, a fully owned subsidiary of the Company, with Alussa continuing as the surviving entity and the Company issuing the consideration contemplated thereby.
25.1.3“Fund” means the trust account established outside of Luxembourg by Alussa (which as from the Cayman Merger Effectiveness Date shall be a wholly-owned subsidiary of the Company), upon the consummation of Alussa’s initial public offering (“IPO”) and into which a certain amount of the net proceeds of the IPO, together with the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, have been deposited.
25.2At a General Meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that a majority of the votes validly cast approve such Business Combinations (subject to a higher majority required by Company Law), the Company shall be authorised to consummate such Business Combination.
25.3Except if Company Law provides otherwise, a Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.
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25.4Should the Company fail to complete the Cross-Border Merger contemplated by the draft common terms of merger dated 17 February 2021 and published in the RESA under number RESA_2021_039 on 19 February 2021 (the “Cross-Border Merger”), then any one or more Business Combinations it alternatively completes must have an aggregate fair market value of at least 80 per cent of the assets held in the Fund (net of taxes payable on the income earned on the Fund and excluding the amount of deferred underwriting discounts held in the Fund) at the time of the Company’s signing a definitive agreement in connection with such Business Combinations.
25.5The Company may enter into a Business Combination with a target business that is affiliated with the Directors or executive officers of the Company. In the event the Company seeks to complete an initial Business Combination with a target that is affiliated with its executive officers or Directors, the Board of Directors, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such an initial Business Combination is fair to the Company from a financial point of view. This Article does not apply to the Cross-Border Merger.
Article 26.    Board of Directors
Until the consummation of the Cross-Border Merger, the first sentence of Article 9.1 of the Articles shall read as follows: The Company shall be managed by a Board of Directors composed of no less than three (3) Directors who may but do not need to be Shareholders of the Company. Notwithstanding the previous sentence, as long as the Company has a sole shareholder, the Company may be managed by one director and all provisions in the present Articles referring to the Board of Directors shall be deemed to refer to the sole Director who shall have all such powers as provided for by law and as set forth in the present Articles with respect to the Board of Directors.
Article 27.    Meetings of the Shareholders of the Company
As long as the Company has a sole shareholder, such sole shareholder assumes all powers conferred to the General Meeting, and all references to the General Meeting in Article 16 shall read as references to the sole shareholder. The decisions taken by the sole shareholder are documented by way of minutes.
SUIT LA TRADUCTION FRANÇAISE DU TEXTE QUI PRÉCÈDE :
Article 1. Forme, Dénomination
Il existe entre les actionnaires et tous ceux qui deviendront détenteurs d’Actions par la suite une société anonyme sous la dénomination de « FREYR Battery » (la « Société »).
Article 2. Durée
La Société est constituée pour une durée illimitée.
Article 3. Siège social
3.1Le siège social de la Société est établi dans la Ville de Luxembourg, Grand-Duché de Luxembourg.
3.2À l’intérieur de la même municipalité le siège social peut être transféré par une décision du Conseil d’Administration. Il pourra être transféré dans une autre municipalité au Grand-Duché de Luxembourg par une décision du Conseil d’Administration (dans quel cas le Conseil d’Administration aura
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le pouvoir de modifier les Statuts) ou par une résolution de l’Assemblée Générale, prise dans les conditions requises pour une modification de ces Statuts.
3.3La Société peut avoir des bureaux et des succursales tant au Luxembourg qu’à l’étranger.
3.4Lorsque le Conseil d’Administration estime que des événements extraordinaires d'ordre politique, économique ou social de nature à compromettre l'activité normale de la Société à son siège social, ou la communication aisée entre le siège social et l'étranger se sont produits ou sont imminents, il pourra transférer provisoirement le siège social à l'étranger jusqu'à cessation complète de ces circonstances anormales. Ces mesures provisoires n'auront toutefois aucun effet sur la nationalité de la Société qui, nonobstant le transfert temporaire de son siège social, restera une société luxembourgeoise.
Article 4. Objet social
4.1L’objet de la Société est de détenir des participations, sous quelque forme que ce soit, dans des sociétés luxembourgeoises et étrangères, ou dans toutes autres entités ou entreprises, l'acquisition par achat, souscription ou de toute autre manière de même que l'aliénation par vente, échange ou de toute autre manière d’actions, obligations, certificats de créance, billets et autres valeurs mobilières ou droits de toutes espèces, y compris des intérêts dans des sociétés de personnes, ainsi que la détention, l’acquisition, la disposition, l’investissement de quelque manière que ce soit (dans), le développement, la licence ou sous- licence de tous brevets ou autres droits de propriété intellectuelle de toute nature ou origine de même que la détention, l’administration, le développement et la gestion de son portefeuille. La Société peut exercer ses activités par l’intermédiaire de succursales à Luxembourg ou à l’étranger.
4.2La Société peut emprunter sous toute forme et procéder par voie de placement privé ou public à l’émission d’obligations, obligations convertibles et certificats de créance ou à tout autre instrument ou titre qu’elle juge approprié.
4.3D’une manière générale, elle peut prêter assistance (par des prêts, avances, garanties, sûretés ou autrement) à des sociétés ou autres entreprises dans lesquelles la Société a un intérêt ou qui font partie du groupe de sociétés auquel appartient la Société ou toute autre entité que la Société juge appropriée, prendre toutes mesures de contrôle, de gestion, d’administration et/ou de surveillance et effectuer toute opération qu’elle considère nécessaire ou utile à l’accomplissement et au développement de son objet social.
4.4La Société peut effectuer toute opération commerciale, technique, financière ou autre, liée directement ou indirectement dans tous les domaines, afin de faciliter l’accomplissement de son objet social.
4.5Finalement, la société peut mener, ou s’engager de quelque manière que ce soit, directement ou indirectement, dans le développement, le financement, la construction et l'exploitation de batteries et/ou de cellules de batterie, ainsi que dans la production de tout matériel nécessaire à la fabrication de cellules de batterie, et dans la vente de batteries et/ou de cellules de batterie sur des marchés y compris et ce, de manière non limitative, la mobilité électrique, les systèmes de stockage d'énergie ainsi que les applications marines et aéronautiques et toute activité liée ou connexe.
Article 5. Capital social
5.1Capital social émis
La Société a un capital social émis de cent trente-neuf millions huit cent cinquante-trois mille six cent quatre dollars des États-Unis (USD 139.853.604), représenté par un total de cent trente-neuf millions
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huit cent cinquante-trois mille six cent quatre (139.853.604) actions ordinaires entièrement libérées (les « Actions Ordinaires ») sans valeur nominale assorties des droits et obligations prévus dans les présents Statuts.
5.2Capital social autorisé
5.2.1Le capital social autorisé de la Société (y compris le capital social émis autre que les Actions Initiales) est fixé à deux cent quarante-cinq millions dollars des États-Unis (245.000.000 USD) représenté par deux cent quarante-cinq millions (245.000.000) Actions Ordinaires sans valeur nominale.
5.2.2Le capital social autorisé non émis (et toute autorisation accordée au Conseil d'Administration à cet égard) est valable pour une période prenant fin à la date tombant cinq ans après la publication dans le RESA de l'assemblée générale extraordinaire des actionnaires de la Société tenue le 20 mai 2021.
5.2.3Le Conseil d'Administration, ou tout délégué dûment nommé par le Conseil d'Administration, peut, de temps à autre, pendant la période visée à l'article 5.2.2, émettre des Actions Ordinaires (ou tout droit, titre ou autre droit aux Actions Ordinaires (y compris, mais sans s'y limiter, des obligations ou billets convertibles, des warrants et des options)) comme il le détermine dans les limites du capital social autorisé non émis, contre des apports en espèces, des apports en nature ou par incorporation de réserves disponibles et à titre de dividendes ou autres distributions, que ce soit en lieu et place de paiements de dividendes en espèces ou autres distributions ou autrement, aux dates, conditions et modalités, y compris le prix d'émission, et à la (aux) personne(s) que le Conseil d'Administration ou son (ses) délégué(s) peut (peuvent) décider à sa (leur) discrétion, sans réserver de droit préférentiel de souscription ou droit de préemption aux Actionnaires existants (y compris en cas d'émission d'actions par incorporation de réserves). Le Conseil d'Administration est autorisé, pendant la période visée à l'article 5.2.2., à renoncer à, supprimer ou limiter les droits préférentiels de souscription ou droits de préemption des Actionnaires existants dans la mesure où le Conseil d'Administration juge cette renonciation, suppression ou limitation souhaitable pour toute émission ou émissions d'Actions Ordinaires (ou de tout droit, titre ou autre droit aux Actions Ordinaires) dans le cadre du capital social autorisé (non émis).
En plus, le Conseil d'Administration peut attribuer, dans les limites du capital social autorisé, des Actions existantes ou de nouvelles Actions, y compris à titre gratuit, aux administrateurs, dirigeants et membres du personnel de la Société ou de sociétés ou autres entités dans lesquelles la Société détient directement ou indirectement au moins 10 pourcent du capital ou des droits de vote. L'autorisation accordée dans la présente clause vaut, de plein droit, renonciation par les Actionnaires existants à leur droit préférentiel de souscription au profit des bénéficiaires des Actions attribuées gratuitement. Le Conseil d'Administration peut déterminer les termes et conditions de cette attribution, qui peuvent comprendre une période après laquelle l'attribution est définitive et une période de détention minimale pendant laquelle les bénéficiaires doivent conserver les Actions.
5.2.4Lors d'une émission d'Actions Ordinaires dans le cadre du capital social autorisé, le Conseil d'Administration fait modifier l'article 5.1 en conséquence.
5.3Le capital social émis et/ou autorisé non émis de la Société peut être augmenté, réduit, modifié ou étendu une ou plusieurs fois par une résolution de l'Assemblée Générale des Actionnaires adoptée conformément aux règles de quorum et de majorité applicables à la modification des présents Statuts.
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5.4La Société ne peut pas émettre de fractions d'Actions et aucune fraction d'Action ne peut exister à aucun moment. Le Conseil d'Administration est toutefois autorisé, à sa discrétion, à procéder au paiement en espèces ou à l'émission de certificats en lieu et place de toute fraction d'Action.
5.5La Société ou ses filiales peuvent procéder à l'achat ou au rachat de ses propres Actions et peuvent détenir des Actions en trésorerie, chaque fois dans les conditions et limites prévues par la loi et procéder à l'annulation de tout ou partie des Actions détenues en trésorerie et le Conseil d'Administration est autorisé à enregistrer cette annulation et, s'il le juge opportun, la réduction correspondante du capital social dans les Statuts.
5.6Toute prime d'émission versée lors de l'émission d'Actions est librement distribuable conformément aux dispositions des Statuts.
5.7Rachat des Actions Initiales
5.7.1Les Actions Initiales sont rachetables à tout moment par la Société conformément auxStatuts sur décision du Conseil d'Administration ou de tout délégué(s) dûment nommé par le Conseil d'Administration, sous réserve que la Société conserve au moins le capital social minimum requis par la loi. Les Actions Initiales sont rachetées à un prix égal au pair comptable. Les Actions Initiales ainsi rachetées seront annulées et le capital social de la Société pourra être réduit en conséquence. Le Conseil d'Administration enregistrera cette annulation dans les présents Statuts et supprimera l'intégralité du présent article 5.7 et toute autre référence aux Actions Initiales dans les Statuts.
5.7.2Suite au rachat des Actions Initiales, leur(s) détenteur(s) cesse(nt) d'être actionnaire(s) de la Société en ce qui concerne les Actions Initiales, à l'exception du droit au paiement du prix de rachat visé à l'article 5.7.1, et n'aura(ont) plus aucun droit à l’encontre de la Société en vertu des Actions Initiales.
5.7.3Le paiement du prix de rachat sera effectué par la Société sur le compte bancaire indiqué par le ou les Actionnaire(s) concerné(s). Dans le cas où le ou les Actionnaire(s) concerné(s) n'indique(nt) pas de compte bancaire sur lequel le prix de rachat qui lui/leur est dû doit être transféré, la Société peut soit déposer ce montant sur un compte ouvert à cet effet, soit envoyer un chèque d'un tel montant à la dernière adresse de ce ou ces Actionnaire(s) figurant dans le registre des Actions ou connue de la Société, chaque fois aux seuls risques et frais du ou des Actionnaire(s) concerné(s).
Article 6. Actions
6.1Les Actions de la Société existent uniquement sous forme nominative.
6.2Un registre des Actions sera tenu par la Société. La propriété des Actions nominatives sera établie par inscription dans ledit registre ou, si des agents de registres distincts ont été désignés conformément à l'Article 6.3, dans ledit registre distinct. Sans préjudice des conditions de transfert par inscription en compte tel que prévu à l’Article 6.6 ou, le cas échéant, de la loi applicable, un transfert d'Actions nominatives se fera au moyen d'une déclaration de transfert inscrite dans le registre concerné, datée et signée par le cédant et le cessionnaire ou par leurs représentants dûment autorisés pour agir à cet effet. La Société peut accepter et inscrire dans le registre concerné un transfert sur la base de la correspondance ou d'autres documents consignant l'accord entre le cédant et le cessionnaire.
6.3La Société peut nommer des agents de registre dans différentes juridictions qui tiendront chacun un registre séparé pour les Actions nominatives y inscrites et les détenteurs d'Actions pourront choisir d'être inscrits dans l'un des registres et d'être transférés de temps à autre d'un registre à un autre. Le Conseil d'Administration peut toutefois imposer des restrictions de transfert pour les Actions inscrites, listées, cotées, échangés en bourse ou ont été placées dans certaines juridictions conformément aux
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exigences applicables dans ces juridictions. Le transfert vers le registre tenu au siège social de la Société peut toujours être demandé.
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6.4Sous réserve des dispositions de l'article 6.6, la Société peut considérer la personne au nom de laquelle les Actions nominatives sont inscrites dans le(s) registre(s) des Actionnaires comme étant le propriétaire unique desdites Actions nominatives. Chaque détenteur d'Actions nominatives doit fournir une adresse postale à laquelle tous les notifications ou annonces de la Société peuvent être envoyés. Dans le cas où un détenteur ne fournit pas cette adresse, la Société peut permettre qu'un avis à cet effet soit inscrit dans le(s) registre(s) des Actionnaires et l'adresse de ce détenteur sera considérée comme étant au siège social de la Société ou une autre adresse que la Société pourra inscrire de temps à autre, jusqu'à ce que ce détenteur ait fourni une adresse différente à la Société. Le détenteur peut, à tout moment, modifier son adresse telle qu'elle figure dans le(s) registre(s) des Actionnaires par notification écrite à la Société ou au registre concerné. Un détenteur d'Actions nominatives peut également choisir par écrit de recevoir toutes les notifications ou annonces de la Société par courrier électronique, auquel cas il doit également fournir à la Société une adresse électronique. Dans ce cas, toutes les notifications ou annonces peuvent être valablement faites à cette adresse électronique. Le détenteur peut annuler ce choix en envoyant un avis à cet effet à la Société. Ce choix ou cette annulation prendra effet au plus tard cinq (5) jours ouvrables bancaires luxembourgeois après réception par la Société de la notification correspondante.
6.5Le Conseil d'Administration peut décider qu'aucune inscription ne pourra être faite dans le(s) registre(s) des Actionnaires et qu'aucune notification de transfert ne sera reconnu par la Société ou un agent de registre pendant la période qui commencera le cinquième (5) jour ouvrable avant la date d'une Assemblée Générale et se terminera à la clôture de cette Assemblée Générale, sauf si le Conseil d'Administration ne fixe un délai plus court ou si la loi ne l'exige autrement.
6.6Lorsque les Actions sont inscrites dans le(s) registre(s) des Actionnaires pour le compte d'une ou plusieurs personnes au nom d'un système de compensation de titres ou de l’opérateur d'un tel système ou au nom d'un dépositaire de titres professionnel ou de tout autre dépositaire (ces systèmes, professionnels ou autres dépositaires étant ci-après désignés « Dépositaires ») ou d'un sous-dépositaire
désigné par un ou plusieurs Dépositaires, la Société - sous réserve d'avoir reçu du Dépositaire auprès duquel ces Actions sont déposées en compte un certificat ou une confirmation en bonne et due forme - permettra à ces personnes d'exercer les droits attachés à ces Actions, y compris l'admission aux Assemblées Générales et (dans la mesure où les Actions concernées sont assorties de droits de vote) le droit de vote. Le Conseil d'Administration peut déterminer les exigences formelles auxquelles ces certificats doivent satisfaire. Nonobstant ce qui précède, la Société ne peut effectuer des paiements de dividendes et tout autre paiement en espèces, en Actions ou autres titres qu'au Dépositaire ou sous-dépositaire inscrit dans le(s) registre(s) ou conformément à ses instructions, et auquel cas ce paiement libérera la Société de tout obligation.
6.7Toutes les communications et notifications devant être envoyées à un Actionnaire nominatif sont considérées comme étant valables lorsqu’elles sont envoyées à la dernière adresse postale ou, le cas échéant, à l'adresse électronique communiquée par l'Actionnaire à la Société.
Article 7. Droits de vote des Actions
Chaque Action donne droit à une voix sauf disposition contraire prévue par ces Statuts ou la loi.

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Article 8. Administration de la Société – Conseil d’Administration
8.1La Société sera administrée par un Conseil d’Administration qui aura les pouvoirs les plusétendus pour gérer les affaires de la Société et pour autoriser et/ou exécuter tout acte de disposition, de gestion ou d’administration tombant dans les objets de la Société. Le Conseil d’Administration détermine notamment (mais sans limitation) la stratégie de la Société et de son groupe.
8.2Tous les pouvoirs non expressément réservés par la loi ou par les Statuts à l'Assemblée Générale sont de la compétence du Conseil d’Administration.
8.3Sauf disposition contraire de la loi ou des présents Statuts, le Conseil d’Administration de la Société est autorisé à prendre toute action (par voie de résolution ou autrement) et à adopter toutes les dispositions nécessaires, appropriées, adéquates ou jugées appropriées afin d’accomplir l’objet de la Société.
Article 9. Composition du Conseil d’Administration
9.1La Société est administrée par un Conseil d'Administration composé de huit (8) Administrateurs au moins qui peuvent, mais n’ont pas besoin d’être des Actionnaires de la Société.
9.2Les Administrateurs sont nommés par l'Assemblée Générale des Actionnaires pour une période n'excédant pas six (6) ans et jusqu'à l'élection de leurs successeurs ; étant entendu toutefois, qu’un ou plusieurs Administrateurs peuvent être révoqués avec ou sans cause (ad nutum) par l'Assemblée Générale des Actionnaires à la majorité simple des voix exprimées lors d'une Assemblée Générale des Actionnaires. L’Assemblée Générale des Actionnaires ratifie la rémunération des Administrateurs.
9.3En cas de vacance d’un poste d'Administrateur pour cause de décès, de retraite, de démission, de révocation, de destitution ou toute autre cause, les Administrateurs restants nommés par une Assemblée Générale peuvent pourvoir au remplacement du poste devenu vacant par un vote à la majorité simple et nommer un successeur qui restera en fonction jusqu'à la prochaine Assemblée Générale des Actionnaires.
9.4(A) Sauf décision contraire du Conseil d'Administration, les candidats à l'élection au Conseil doivent fournir à la Société (i) un questionnaire écrit complété portant sur l'expérience et les compétences de cette personne (ce questionnaire devra être fourni par la Société sur demande écrite), (ii) les informations pouvant être demandées par la Société, y compris et ce, de manière non limitative, les informations pouvant être requises, nécessaires ou appropriées en vertu de lois ou règlements applicables à la Société (y compris les règles, politiques ou règlements de tout marché de valeurs mobilières où les Actions de la Société sont cotées ou négociées) et (iii) la déclaration et l'engagement écrit que cette personne respecte et respectera toutes les politiques et lignes directrices de la Société applicables et rendues publiques relatives à la gouvernance d'entreprise, aux conflits d'intérêts, à la confidentialité et la négociation et la propriété d'actions et autres politiques et lignes directrices de la Société ou conformément à la loi applicable aux Administrateurs. (B) Tout candidat potentiel doit, en ce qui concerne ses compétences et affiliations, respecter les lois, règlements, règles ou politiques applicables à la Société (y compris les règles, politiques ou règlements de tout marché de valeurs mobilières où des Actions de la Société sont cotées ou négociées).
9.5Toute proposition de la part d'un (des) Actionnaire(s) (le(s) « Actionnaire(s) Proposant»),de candidat(s) à l'élection au Conseil d'Administration par l'Assemblée Générale (une «Proposition») doit être (i) faite par un ou plusieurs Actionnaires qui ensemble détiennent au moins dix
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pour cent (10%) du capital social émis de la Société et (ii) reçue par la Société par écrit conformément aux dispositions énoncées ci-après, et sauf disposition contraire et impérative expresse de la loi:
9.5.1Notification de Candidats – Calendrier
Toute Proposition doit être faite à la Société par notification écrite par l'(les) Actionnaire(s) Proposant (la «Notification de Candidats») dans un délai raisonnable. Pour être dans les temps, la Notification de Candidats doit être reçue au siège social de la Société jusqu'aux dates suivantes avant l'Assemblée Générale concernée où l'élection des membres du Conseil est à l'ordre du jour:
(i)en cas de Proposition pour l’élection au Conseil à une Assemblée Générale annuelle, au moins quatre-vingt-dix (90) jours et pas plus de cent vingt (120) jours avant le premier (1er) anniversaire du premier envoi de l’avis concernant l’Assemblée Générale annuelle de l’année précédente ; pour autant que, si la date de cette Assemblée Générale annuelle est avancée de plus de trente (30) jours avant, ou reportée de plus de trente (30) jours après, le premier (1er) anniversaire de l’Assemblée Générale annuelle de l’année précédente ; la Société ait reçu la Notification de Candidats par écrit au plus tôt à la fermeture des bureaux (heure locale, CET) le cent-vingtième (120e) jour avant cette Assemblée Générale annuelle et au plus tard à la fermeture des bureaux (CET) le dernier des jours suivants: le quatre-vingt-dixième (90e) jour précédant cette Assemblée Générale annuelle et le dixième (10e) jour suivant le jour où la première communication publique de cette Assemblée Générale annuelle (avancée ou reportée) est faite ;
(ii)en cas de Proposition pour l'élection au Conseil à une Assemblée Générale autre que l'Assemblée Générale annuelle (étant entendu que cette Proposition n'est recevable que si l'élection de membres au Conseil est mentionnée comme point de l'ordre du jour de cette Assemblée Générale), la Notification de Candidats par écrit doit être reçue par la Société au pas avant la fermeture des bureaux (heure locale, CET) le cent-vingtième (120e) jour précédant cette Assemblée Générale et pas plus tard qu'à la fermeture des bureaux (CET) le dernier des jours suivants: quatre-vingt-dixième (90e) jour précédant cette Assemblée Générale et le dixième (10e) jour suivant le jour où la première communication publique de cette Assemblée Générale annuelle est faite ;
(iii)Tout ajournement, report ou remise, ou toute communication d'un ajournement, report ou remise d'une Assemblée Générale annuelle ou autre n'entamera pas une nouvelle période (et ne prolongera pas une quelconque période) pour la réception d'une Notification de Candidats par la Société.
9.5.2La Notification de Candidats doit au moins contenir les informations ou preuves suivantes:
(i)le nom et l'adresse de chaque Actionnaire Proposant inscrit au registre ;
(ii)une déclaration selon laquelle chaque Actionnaire Proposant est un détenteur d'Actions de la Société et a l'intention d'assister en personne ou par procuration à l'Assemblée Générale afin de faire la Proposition, ainsi que la preuve de la détention des Actions par cet Actionnaire Proposant ;
(iii)l'accord écrit du candidat indiqué dans la Notification de Candidats concernant sa nomination en tant que candidat à l'élection au Conseil et dans toute communication, procuration ou autre document, et ses fonctions en tant qu'Administrateur de la Société s'il est élu ;
(iv)les informations conformément à l'Article 9.4 concernant le candidat cité dans la Notification ainsi que la preuve que le candidat cité dans la Notification respecte toutes les dispositions de l'Article 9.4(B); et la déclaration écrite de l'(des) Actionnaire(s)
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Proposant(s) et du candidat indiqué dans la Notification selon laquelle ces informations et preuves sont vraies, correctes et à jour ;
(v)l'engagement écrit du candidat à rapidement fournir toute autre information et/ou preuve pouvant être requise par la Société en vertu de l'Article 9.4 ;
(vi)l'engagement écrit du l'(des) Actionnaire(s) Proposant(s) de fournir promptement à la Société toute information ou preuve pouvant être raisonnablement requise par la Société afin que celle-ci respecte les lois, règlements, règles ou politiques applicables à la Société (y compris les règles, politiques ou règlements de tout marché de valeurs mobilières où des Actions de la Société sont cotées ou négociées) .
9.5.3Si l'(les) Actionnaire(s) Proposant(s) (ou le mandataire de celui(ceux)-ci) n'assiste(nt) pas à l'Assemblée Générale applicable pour faire une Proposition, cette Proposition ne sera pas prise en compte, nonobstant le fait que la Société ait pu recevoir les procurations y relatives.
Article 10.    Président
10.1Le Conseil d’Administration doit, dans la mesure requise par la loi et dans les autres cas, peut, nommer le président (le « Président ») du Conseil d’Administration parmi ses membres. Le Président présidera toutes les réunions du Conseil d’Administration et toutes les assemblées des Actionnaires. En l’absence du Président, un président ad hoc élu par le Conseil présidera la réunion concernée.
10.2En cas d'égalité des votes, ni la personne qui préside la réunion ni aucun autre membre du Conseil d'Administration n’aura de voix prépondérante.
Article 11.    Procédures au sein du Conseil
11.1Le Conseil d'Administration se réunit sur convocation du Président ou de deux (2) Administrateurs, quels qu’ils soient.
11.2La convocation à toute réunion du Conseil d'Administration doit être donnée par lettre, téléphone, télécopie ou email à chaque Administrateur au moins sept (7) jours avant la réunion, sauf en cas d'urgence. Une convocation spéciale ne sera pas requise pour les réunions se tenant conformément à un échéancier préalablement approuvé par le Conseil d'Administration et communiqué à tous les membres du Conseil. Une réunion du Conseil peut aussi valablement être tenue sans convocation dans la mesure où les Administrateurs présents ou représentés ne s'y opposent pas et que les Administrateurs non présents ou représentés (autres que les Administrateurs en conflit) ont renoncé à la convocation par écrit, par fax, par email ou autrement.
11.3Tout Administrateur peut se faire représenter à toute réunion du Conseil d'Administration en désignant par écrit, par lettre ou par câble, télégramme, télécopie ou email, un autre Administrateur comme son mandataire. Un Administrateur ne peut pas représenter plus d’autre Administrateur.
11.4Une réunion du Conseil d’Administration régulièrement convoquée est valablement constituée et peut valablement délibérer si la majorité de tous les Administrateurs en fonction (et ayant le droit de voter) est présente ou représentée. Les décisions ne sont prises que si elles sont approuvées à la majorité simple des Administrateurs présents ou représentés (et ayant le droit de voter).
11.5Les réunions du Conseil d’Administration sont valablement tenues à tout moment et en toutes circonstances par voie de conférence téléphonique, vidéoconférence ou tout autre moyen permettant l’identification de l’Administrateur concerné et qui permet aux participants de communiquer
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entre eux. Un Administrateur participant à une réunion par l’un de ces moyens est considéré comme étant présent à une telle réunion aussi longtemps qu’il est connecté.
11.6Le Conseil d'Administration peut également, en toutes circonstances, avec l’assentiment unanime des Administrateurs ayant le droit de voter, passer des résolutions par voie circulaire et les résolutions écrites signées par tous les membres du Conseil d'Administration ayant le droit de voter seront aussi valables et effectives que si elles étaient passées lors d'une réunion régulièrement convoquée et tenue. Ces signatures peuvent apparaître sur un seul document ou plusieurs copies de la même résolution et seront établies par lettre, câble, télécopie ou email. .
11.7Les procès-verbaux de toute réunion du Conseil d’Administration (ou copies ou extraits de procès-verbaux destinés à servir en justice ou ailleurs) doivent être signés par le Président du Conseil, le président ad hoc de la réunion en question ou par deux (2) Administrateurs ou tel que décidé lors de la réunion du Conseil concernée ou lors de toute réunion du Conseil subséquente. Les procès-verbaux ou les résolutions du Conseil (ou des copies ou extraits de ceux-ci) peuvent en outre être certifiés par le secrétaire du Conseil.
Article 12. Délégation de pouvoirs, comités, secrétaire
12.1Le Conseil peut déléguer la gestion journalière des affaires de la Société de même que le pouvoir de représenter la Société dans ses affaires journalières à des Administrateurs individuels ou à d’autres fondés de pouvoirs ou agents de la Société (avec le pouvoir de sous-déléguer). En outre, le Conseil d’Administration peut déléguer la gestion journalière des affaires de la Société de même que le pouvoir de représenter la Société dans ses affaires journalières à un comité exécutif ou autre comité tel qu’il le juge approprié. Le Conseil d’Administration déterminera les conditions de nomination et de révocation de même que la rémunération et les pouvoirs de la personne ou des personnes ainsi nommée(s).
12.2Le Conseil d'Administration établit un comité d'audit et de risque, un comité de rémunération et un comité de nomination et de gouvernance d’entreprise pour lesquels il nomme les membres, détermine les pouvoirs et les autorités ainsi que les procédures et les autres règles qui peuvent être applicables. Le comité de rémunération et le comité de nomination et de gouvernance d’entreprise peuvent (mais ne doivent pas) constituer un seul comité. En plus, le Conseil d'Administration peut (mais ne doit pas, à moins que la loi ne l'exige) établir un ou plusieurs comités supplémentaires pour lesquels il doit, si un ou plusieurs de ces comités sont établis, nommer les membres, déterminer l'objet, les pouvoirs et les autorités ainsi que les procédures et les autres règles qui peuvent leur être applicables. Chaque comité comprend un nombre de membres qui sont des Administrateurs Indépendants et est présidé par un Administrateur Indépendant, conformément aux règles, politiques ou réglementations de tout marché de valeurs mobilières sur lequel les Actions de la société sont cotées ou négociées et qui sont applicables à la Société.
12.3Le Conseil d’Administration peut nommer un secrétaire de la Société qui peut mais ne doit pas être un membre du Conseil d’Administration et déterminer ses responsabilités, pouvoirs et compétences.
Article 13. Signatures autorisées
La Société sera valablement engagée par la signature conjointe de deux (2) Administrateurs ou par la signature unique ou conjointe de toute personne à laquelle le Conseil d'Administration aura délégué ce pouvoir de signature. Afin d’éviter tout doute, pour les matières se rapportant à la gestion quotidienne de la Société, la Société sera valablement engagée par la seule signature de son administrateur délégué
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(Chief Executive Officer) ou de toute personne à qui de tels pouvoirs de signature auront été délégués par le Conseil d'Administration (avec ou sans pouvoir de substitution).
Article 14. Responsabilité des Administrateurs
14.1Les Administrateurs ne seront pas personnellement tenus responsables pour les dettes ou autres obligations de la Société. En tant que mandataires de la Société, ils sont responsables de l'exécution de leurs mandats.
14.2Sous réserve des exceptions et limitations prévues ci-dessous, toute personne qui est, ou a été, un Administrateur ou un fondé de pouvoir de la Société ou d’une Filiale directe ou indirecte de la Société sera indemnisée par la Société dans la mesure la plus large permise par la loi pour les dettes et toutes les dépenses raisonnablement supportées ou payées par celui-ci en relation avec une prétention, action, poursuite ou procédure judiciaire auxquelles il ou elle est impliqué(e) en tant que partie ou autrement en vertu du fait qu'il ou elle soit ou ait été administrateur ou fondé de pouvoir, et pour tous les montants qu'il ou elle aurait payés ou supportés afin de régler les faits mentionnés ci-dessus. Les termes « prétention », « action" » « poursuite » ou « procédure judiciaire » s'appliqueront à toute prétention, action, poursuite ou procédure judiciaire (civiles, pénales ou autres, y compris les appels) actuels ou possibles et les termes « responsabilité » et « dépenses » incluront sans limitation les honoraires d'avocat, les coûts, jugements, montants payés en vertu d'une transaction et autres montants.
14.3Aucune indemnisation ne sera due à un Administrateur ou Dirigeant de la Société ou d'une Filiale directe ou indirecte de la Société :
14.3.1En cas de mise en cause de sa responsabilité vis-à-vis de la Société ou de ses Actionnaires en raison d'un abus de pouvoir, de mauvaise foi, de négligence grave ou d'imprudence dans l'accomplissement de ses devoirs découlant de sa fonction;
14.3.2Pour toute affaire dans le cadre de laquelle il/elle serait finalement condamné(e) pour avoir agi de mauvaise foi et non dans l'intérêt de la Société (ou selon le cas, la filiale concernée); ou
14.3.3En cas de transaction, à moins que la transaction n'ait été approuvée par une cour d'une juridiction compétente ou par le Conseil.
14.4La Société peut, dans la mesure la plus large permise par la loi, souscrire et maintenir une assurance ou fournir une protection similaire ou prendre d'autres dispositions, y compris, et ce de manière non limitative, fournir un fonds en fiducie, une lettre de crédit ou une garantie de paiement au nom d'un Administrateur ou d'un agent de la Société ou d'une Filiale directe ou indirecte de la Société pour toute dette à son encontre ou encourue par lui ou en son nom en sa qualité d'Administrateur ou agent de la Société ou d'une Filiale directe ou indirecte de la Société.
14.5Le droit d'indemnisation tel que défini dans le présent article, sera individuel et n'exclura pas d’autres droits présents ou futurs dans le chef de pareil Administrateur ou agent de la Société ou d'une Filiale directe ou indirecte de la Société peut prétendre, continue à s'appliquer à une personne qui a cessé d'être un tel Administrateur ou dirigeant et s'applique au profit des héritiers, exécuteurs testamentaires et administrateurs de cette personne. Le droit à l'indemnisation prévu par les présentes n'est pas exclusif et aucune des présentes dispositions n'affecte les droits à l'indemnisation pouvant appartenir aux autres membres du personnel de la Société, y compris les Administrateurs et les agents, en vertu d'un contrat de la loi.
14.6Les dépenses liées à la préparation et à la représentation d'une défense contre toute prétention, action, poursuite ou procédure du type décrit dans le présent article seront avancées par la Société avant toute décision finale sur la question de savoir qui supportera ces dépenses, moyennant
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l’engagement par ou pour compte de l’Administrateur ou du fondé de pouvoir, de rembourser ce montant s'il est finalement décidé qu'il n'aurait pas eu droit à une indemnisation conformément au présent Article.
Article 15. Conflits d'intérêts
15.1Aucun contrat ou autre transaction entre la Société et une autre Société ou firme ne sera affecté ou invalidé par le fait qu'un ou plusieurs des Administrateurs ou agents de la Société ont un intérêt financier ou sont administrateurs, associés, dirigeants, agents, conseillers ou employés dans cette autre Société ou firme. Tout Administrateur ou agent qui est administrateur, dirigeant ou employé ou autre de toute Société ou firme avec laquelle la Société contracterait ou s’engagerait autrement en affaires ne sera pas, du seul fait de cette affiliation avec cette autre Société ou firme, empêché d'examiner et de voter ou d'agir sur toute question relative à tel contrat ou autre affaire.
15.2En cas de conflit d'intérêts d'un Administrateur, cet Administrateur doit signaler ce conflit d'intérêts au Conseil d'Administration et ne doit pas délibérer ou voter sur la question concernée. Tout conflit d'intérêt survenant au niveau du Conseil d'Administration doit être signalé à l'Assemblée Générale des actionnaires suivante avant toute résolution.
Article 16. Assemblées des Actionnaires de la Société
16.1Toute Assemblée Générale régulièrement constituée représente l'ensemble des actionnaires. Elle dispose des pouvoirs les plus étendus pour ordonner, effectuer ou ratifier les actes relatifs à toutes les opérations de la Société.
16.2L'Assemblée Générale annuelle se tiendra, conformément au droit luxembourgeois, à Luxembourg, à l'adresse du siège social de la Société ou à tout autre endroit à Luxembourg qui peut être spécifié dans la convocation de l'assemblée dans les six (6) mois suivant la fin de l'exercice social précédent.
16.3L'Assemblée Générale annuelle peut se tenir à l'étranger si, de l'avis absolu et définitif du Conseil, des circonstances exceptionnelles l'exigent.
16.4D'autres Assemblées Générales peuvent se tenir à l'endroit et à l’heure indiqués dans les convocations respectives de l'assemblée. Les Actionnaires qui participent à une assemblée par conférence téléphonique, par vidéoconférence ou par tout autre moyen de communication permettant leur identification, permettant à toutes les personnes participant à l'assemblée de s'entendre en permanence et permettant une participation effective de toutes ces personnes à l'assemblée, sont réputés présents pour le calcul du quorum et des votes, sous réserve que ces moyens de communication soient disponibles sur le lieu de l'assemblée.
16.5Les Assemblées Générales sont convoquées conformément aux dispositions de la loi. Si tous les Actionnaires sont présents ou représentés à une Assemblée Générale des Actionnaires, l'Assemblée Générale peut se tenir sans convocation ou publication préalable.
16.6Les propositions des Actionnaires pour toute Assemblée Générale, à l'exclusion des Propositions visées à l'article 9.5 et y compris, et ce de manière non limitative, les points de l'ordre du jour, les résolutions ou toute autre question, ne peuvent être faites que conformément à la Loi sur les Sociétés et aux Statuts et ne seront acceptées par la Société que si la Loi sur les Sociétés et les Statuts l'exigent.
16.7Le Conseil d'Administration peut fixer une date précédant l'Assemblée Générale comme date d'enregistrement pour l'admission et le vote des Actions à l'Assemblée Générale (la « Date d’Inscription AG »). Si une Date d’Inscription AG est déterminée pour l'admission et le vote à une Assemblée Générale, seules les personnes détenant des Actions à la Date d’Inscription AG peuvent
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assister et voter à l'Assemblée Générale (et uniquement en ce qui concerne les Actions qu'elles détiennent à la Date d’Inscription AG).
16.8Lorsque, conformément aux dispositions de l'Article 6.6 des présents Statuts, les actions sont inscrites dans le(s) registre(s) des Actionnaires au nom d'un dépositaire ou d'un sous-dépositaire du premier, les certificats prévus à l'Article 6.6 doivent être reçus par la Société (ou ses agents comme indiqué dans la convocation) au plus tard le jour déterminé par le Conseil. Ces certificats doivent (sauf disposition contraire de la législation applicable) certifier, dans le cas où une Date d’Inscription AG a été déterminée, que les Actions étaient détenues pour la personne concernée à la Date d’Inscription AG.
16.9Les procurations pour une Assemblée Générale doivent être reçues par la Société (ou ses agents) avant la date limite fixée par le Conseil, étant entendu que le Conseil d'Administration peut, s'il le juge opportun, modifier ces délais pour tous les Actionnaires et admettre à l'Assemblée Générale les Actionnaires (ou leurs mandataires) qui ont fourni les documents appropriés à la société (ou à ses agents tel qu’indiqué ci-avant), sans tenir compte de ces délais.
16.10Le Conseil d'Administration adoptera tous les autres régulations et règles concernant la participation à une Assemblée Générale, de même que la mise à disposition des cartes d'accès, de formulaires de procuration et/ou de bulletin de vote afin de permettre aux Actionnaires d'exercer leur droit de vote.
16.11Tout Actionnaire peut être représenté à l'Assemblée Générale en désignant comme son mandataire une autre personne, Actionnaire ou non.
16.12Le Conseil d'Administration peut suspendre les droits de vote des Actionnaires qui manquent aux obligations qui leur incombent en vertu des Statuts ou de leur acte de souscription ou d'engagement.
16.13Les détenteurs de titres obligataires ou d'obligations ou d'autres titres émis par la Société (le cas échéant) n’auront, sauf disposition contraire prévue par la loi, pas le droit d'assister aux Assemblées Générales ou d’y être convoqués.
Article 17. Quorum et majorité, et modification des Statuts
17.1Lors de toute Assemblée Générale des Actionnaires autre qu'une Assemblée Générale convoquée dans le but de modifier les Statuts de la Société ou de voter sur des résolutions dont l'adoption est soumise aux règles de quorum et de majorité requises comme en matière de modifications des Statuts, aucun quorum de présence n'est requis et les résolutions sont adoptées, quel que soit le nombre d'Actions représentées, à la majorité simple des voix valablement exprimées.
17.2Lors de toute Assemblée Générale extraordinaire des Actionnaires visant à modifier les Statuts de la Société ou à voter sur des résolutions dont l'adoption est soumise aux règles de quorum et de majorité requises comme en matière de modification des Statuts, le quorum est d'au moins la moitié des Actions émises de la Société (autres que les Actions détenues par, ou au nom de, la Société ou une Filiale directe). Si ledit quorum n'est pas réuni, une deuxième Assemblée Générale peut être convoquée, pour laquelle aucun quorum n'est requis (sous réserve des dispositions de l'article 17.3). Les résolutions modifiant les statuts de la Société ou dont l'adoption est soumise aux règles de quorum et de majorité pour la modification des Statuts ne pourront être valablement adoptées qu'à la majorité des deux tiers (2/3) des voix valablement exprimées à cette Assemblée Générale, sauf disposition contraire de la loi ou des Statuts (y compris notamment l'Article 17.3).
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17.3Toute résolution visant à modifier les Articles9.4, 9.5 et le présent Article 17.3 (et tout renvoi à ceux-ci) ne pourra être valablement adoptée que par le vote favorable d'une majorité des trois quarts (3/4) des Actions émises et ayant le droit de voter.
Article 18. Exercice social
L'exercice social de la Société commencera le premier janvier et se terminera le trente et un décembre de chaque année.
Article 19. Comissaire(s) aux comptes
19.1Les comptes annuels et les comptes consolidés seront contrôlés, et la cohérence du rapport de gestion avec ces comptes vérifiée, par un ou plusieurs réviseurs d'entreprises agréés nommés par l'Assemblée Générale pour une période n'excédant pas trois (3) ans.
19.2Le ou les réviseurs d'entreprises agrées seront rééligibles.
19.3Ils consigneront le résultat de leur vérification dans les rapports exigés par la loi.
Article 20. Distributions
20.1Il sera prélevé sur le bénéfice net annuel de la Société cinq pour cent (5%) qui seront affectés à la réserve légale non distribuable. Ce prélèvement cessera d’être obligatoire lorsque et aussi longtemps que la réserve légale aura atteint dix pour cent (10%) du capital social émis de la Société.
20.2L’Assemblée Générale des Actionnaires décidera de l'affectation des résultats annuels de la Société conformément aux dispositions des présents Statuts. L’Assemblée Générale des Actionnaires peut décider de distribuer tout bénéfice, réserve et/ou prime nets distribuables.
20.3Des acomptes sur distributions (y compris, afin d’éviter tout doute, des acomptes sur dividendes) peuvent être déclarés et versés (y compris sous forme de paiements échelonnés) par le Conseil d'Administration (y compris de toute prime ou d’autre capital ou autres réserves) à condition de respecter les termes et conditions prévues par la loi, soit au moyen d’une distribution en espèces, soit au moyen d’une distribution en nature (y compris en Actions).
20.4Les distributions déclarées pourront être payées en dollars des États-Unis (USD) ou dans toute autre devise choisie par le Conseil d'Administration et pourront être versées aux lieux et moments déterminés par le Conseil d'Administration (sous réserve des résolutions de l'Assemblée Générale des Actionnaires). Le Conseil d'Administration peut décider de manière définitive du taux de change applicable pour convertir les distributions de fonds en la devise de leur paiements. Les distributions pourront être effectuées in specie (y compris par le biais d'Actions).
20.5S’il est décidé par l'Assemblée Générale ou le Conseil d'Administration (dans le cas d’acomptes sur distributions déclarées par le Conseil ou autrement), qu'une distribution soit payée en Actions ou autres titres de la Société, le Conseil d'Administration peut exclure de cette offre les Actionnaires qu'il juge nécessaire ou souhaitable en raison de problèmes d’ordre juridique ou pratique dans un territoire ou pour toute autre raison que le Conseil d'Administration peut déterminer.
20.6Une distribution déclarée mais non payée (et non réclamée) sur une Action après cinq ans ne pourra plus être réclamée par le détenteur de cette Action et sera prescrite par le détenteur de cette Action, et reviendra à la Société. Aucun intérêt ne sera versé sur les distributions déclarées et non réclamées qui sont détenues par la Société pour le compte des détenteurs d'Actions.

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Article 21. Liquidation
En cas de dissolution de la Société pour quelque raison que ce soit et à quelque moment que ce soit, la liquidation sera effectuée par des liquidateurs ou par le Conseil d'Administration alors en fonction qui auront les pouvoirs prévus par les articles 1100-4 et suivants de la Loi sur les Sociétés. Une fois toutes les dettes, charges et dépenses de liquidation réglées, tout solde en résultant sera versé aux détenteurs d'Actions de la Société conformément aux dispositions des présents Statuts.
Article 22.    Définitions

Statuts	Désigne les présents Statuts de la société tels que modifiés de temps à autre ;
Conseil ou Conseil d’Administration	Désigne le Conseil d'Administration de la Société ;
Loi sur les Sociétés	Désigne la loi modifiée du 10 Août 1915 concernant les sociétés commerciales (et toute loi la remplaçant) ;
Administrateur	Désigne un membre du Conseil d'Administration ;
Indépendant
Désigne un Administrateur qui est qualifié d'indépendant en vertu des règles de la Bourse de New York et/ou des règles, politiques ou réglementations de tout autre marché de valeurs mobilières où les Actions de la Société sont cotées ou négociées et qui sont applicables à la Société ;

Assemblée Générale	Désigne l'Assemblée Générale des Actionnaires ;
RESA	Désigne le journal officiel électronique luxembourgeois (Recueil des Sociétés et Associations) ;
Actionnaire	Désigne un détenteur d'Actions de la Société dûment enregistré ;
Actions	Désigne les Actions Initiales, les Actions Ordinaires et toutes les autres Actions de la Société ; et
Filiale
Désigne une société du type visé à l'article 430-23, paragraphe 1, de la Loi sur les Sociétés, dans laquelle la Société détient directement ou indirectement la majorité des droits de vote ou sur laquelle elle peut exercer directement ou indirectement une influence dominante.

Article 23. Loi applicable
23.1Pour toutes les matières qui ne sont pas reglées par les Statuts, les parties se réfèrent aux dispositions de la Loi sur les Sociétés.
23.2Tous les contestations qui peuvent survenir pendant la durée de la Société ou lors de sa liquidation entre Actionnaires, entre Actionnaires et Société, entre Actionnaires et Administrateurs ou liquidateurs, entre Administrateurs et liquidateurs, entre Administrateurs ou entre liquidateurs de la Société en raison des affaires sociales sont soumises à la juridiction des tribunaux compétents du siège social. À cet effet, tout Actionnaire, Administrateur ou liquidateur est tenu de faire élection de domicile dans l’arrondissement du tribunal du siège social et toutes les assignations ou significations seront régulièrement délivrées à ce domicile élu, quel que soit leur domicile réel ; à défaut d’élection de domicile, les assignations ou significations sont valablement faites au siège social de la Société.
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23.3Les dispositions qui précèdent ne préjudicient pas du droit de la société d’agir contre les Actionnaires, les Administrateurs ou les liquidateurs de la Société devant tout autre juridiction compétente à autre titre et d'effectuer toutes assignations ou significations par d'autres moyens aptes à permettre au défendeur de se défendre.
23.4À moins que la Société ne consente par écrit à la sélection d'un autre forum, les tribunaux fédéraux de district des États-Unis d'Amérique seront le forum exclusif pour la résolution de toute plainte faisant valoir une cause d'action découlant de la loi américaine sur les valeurs mobilières (Securities Act) de 1933 et de la loi américaine sur les bourses de valeurs mobilières (Securities Exchange Act) de 1934.
Dispositions transitoires
Article 24.    Introduction
24.1Nonobstant toute autre disposition des Statuts, les dispositions transitoires reflétées à l’Article 25 s'appliquent pendant la période commençant à la date de réalisation de la Fusion Caïmans (la « Date de Réalisation de la Fusion Caïmans ») et se termine à la première date ultérieure de la réalisation de tout Regroupement d'Entreprises et de la distribution du Fonds conformément à tel Article.
24.2Nonobstant toute autre disposition des Statuts, les dispositions transitoires reflétées à l’Article 24, à l’Article 26 et à l’Article 27 s'appliquent pendant la période commençant à la date de l'assemblée générale extraordinaire des actionnaires de la Société tenue le 15 juin 2021 et se termine à la date de cessation prévue à l’article 24.1.
24.3En cas de conflit entre ces dispositions transitoires reflétées aux Articles 24 à 27 et les Statuts, ces dispositions transitoires prévaudront.
24.4Au moment la réalisation de la Fusion Transfrontalière (telle que définie ci-dessous), ces dispositions transitoires reflétées aux Articles 24 à 27 ne s'appliqueront plus et seront annulées et retirées de ces Statuts.
Article 25. Regroupement d'entreprises
25.1Définitions :
25.1.1« Regroupement d'entreprises » signifie une fusion, un échange d'actions, une acquisition d'actif(s), un achat d'action(s), une réorganisation ou un regroupement d'entreprises similaire impliquant la Société, avec une ou plusieurs entreprises ou entités (l'entreprise cible), lequel Regroupement d'Entreprises devra avoir lieu avec une ou plusieurs entreprises cibles qui, ensemble, ont une juste valeur marchande totale d'au moins 80 pour cent des actifs détenus dans le Fonds (à l'exclusion des commissions de souscription différées et des impôts payables sur le revenu gagné sur le Fonds) au moment de l'accord pour conclure un Regroupement d'Entreprises, qui peut être antérieur à la Date de Réalisation de la Fusion Caïmans.
25.1.2« Fusion Caïmans » désigne la fusion tripartite régie par le droit des Îles Caïmans, en vertu de laquelle Alussa Energy Acquisition Corp. (« Alussa »), une société exemptée des Îles Caïmans, fusionnera avec et dans Adama Charlie Sub, une filiale à cent pour cent de la Société, Alussa restant l’entité survivante et la Société émettant la contrepartie envisagée par cette fusion.
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25.1.3« Fonds » désigne le compte en fiducie établi en dehors du Luxembourg par Alussa (qui, à compter de la Date de Réalisation de la Fusion Caïmans, sera une filiale à cent pour cent de la Société), à la suite de la réalisation de l'introduction en bourse d'Alussa (« IPO ») et sur lequel un certain montant du produit net de l'IPO, ainsi que le produit d'un placement privé de warrants réalisé simultanément à la date de clôture de l'IPO, ont été déposés.
25.2Lors d'une Assemblée Générale convoquée pour approuver un Regroupement d'Entreprises conformément au présent Article, si une majorité des votes valablement exprimés approuve ce Regroupement d'Entreprises (sous réserve d'une majorité plus élevée requise par la Loi sur les Sociétés), la Société est autorisée à réaliser ce Regroupement d'Entreprises.
25.3Sauf si la Loi sur les Sociétés dispose autrement, un Administrateur peut voter pour tout Regroupement d'Entreprises dans lequel il a un conflit d'intérêts en ce qui concerne l'évaluation d’un tel Regroupement d'Entreprises. Cet Administrateur devra divulguer cet intérêt ou ce conflit aux autres Administrateurs.
25.4Si la Société échoue à réaliser la Fusion Transfrontalière envisagée par le projet commun de fusion daté du 17 février 2021 et publié au RESA sous le numéro RESA_2021_039 le 19 février 2021 (la « Fusion Transfrontalière »), alors un ou plusieurs Regroupements d'Entreprises qu'elle réalise alternativement doivent avoir une juste valeur marchande totale d'au moins 80 pourcent des actifs détenus dans le Fonds (nets des impôts à payer sur le revenu gagné par le Fonds et à l'exclusion du montant des décotes de souscription différée détenues dans le Fonds) au moment de la signature par la Société d'un accord définitif en rapport avec ces Regroupements d'Entreprises.
25.5La Société peut conclure un Regroupement d'Entreprises avec une entreprise cible qui est affiliée aux Administrateurs ou aux dirigeants cadres de la Société. Dans le cas où la Société cherche à réaliser un premier Regroupement d'Entreprises avec une cible qui est affiliée à ses dirigeants ou Administrateurs, le Conseil d'Administration, ou un comité d'Administrateurs Indépendants, obtiendra l'avis d'une banque d'investissement indépendante ou d'une autre société d'évaluation qui rend régulièrement des avis d'équité sur le type d'entreprise cible que la Société cherche à acquérir, selon lequel ce premier Regroupement d'Entreprises est juste pour la Société d'un point de vue financier. Le présent Article ne s'applique pas à la Fusion Transfrontalière.
Article 26.    Conseil d'Administration
Jusqu'à la réalisation de la Fusion Transfrontalière, la première phrase de l'Article 9.1 des Statuts selira comme suit : La Société est administrée par un Conseil d'Administration composé de trois (3) Administrateurs au moins qui peuvent, mais n’ont pas besoin d’être des Actionnaires de la Société. Nonobstant la phrase précédente, tant que la Société a un Actionnaire unique, la Société peut être gérée par un seul Administrateur et toutes les dispositions des présents Statuts se référant au Conseil d’Administration sont réputées se référer à l’Administrateur unique qui aura tous les pouvoirs prévus par la loi et énoncés dans les présents Statuts en ce qui concerne le Conseil d’Administration.
Article 27.    Assemblées des Actionnaires de la Société
Aussi longtemps que la Société a un Actionnaire unique, celui-ci assume tous les pouvoirs conférés à l’Assemblée Générale et toutes les références à l’Assemblée Générale dans l’Article 16 doivent être lues comme des références à l’Actionnaire unique. Les décisions prises par l’Actionnaire unique sont inscrites dans un procès-verbal.
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POUR STATUTS COORDONNES,
Ettelbruck, le 23 décembre 2022
Le Notaire (s.) : Marc ELVINGER

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